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                                                                     EXHIBIT 4.3

                         CARRINGTON LABORATORIES, INC.

                      NONQUALIFIED STOCK OPTION AGREEMENT
                           WITH NONEMPLOYEE DIRECTOR


     This Agreement, made as of ________________________, 19____, by and between CARRINGTON LABORATORIES, INC., a Texas corporation (the "Company"), and
_______________________
_________________________ ("Director"),

                              W I T N E S S E T H:
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     WHEREAS, the Company's 1995 Stock Option Plan (the "Plan") provides that a four-year, nonqualified stock option to purchase 2,500 shares of the Company's Common Stock shall be granted automatically, on the date of each annual meeting of shareholders of the Company, to each person who (i) is a nonemployee director of the Company on the date of such grant and immediately following such annual meeting and (ii) has served in that capacity for at least six months immediately preceding the date of such grant; and

     WHEREAS, the annual meeting of shareholders of the Company for the current calendar year was held on the date of this Agreement, and Director satisfies the conditions described in clauses (i) and (ii) of the immediately preceding paragraph and is willing to accept the option that he is entitled to receive under the Plan on the date of this Agreement;

     NOW, THEREFORE, the Company and Director hereby agree as follows:

     1.   Definitions.  As used in this Agreement, the following terms shall
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have the following meanings, respectively:

          (a) "Affiliate" shall have the meaning set forth in Article I, Section 1.02(a) of the Plan and shall include any party now or hereafter coming within that definition.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Commencement Date" shall mean the date of this Agreement.

          (d) "Common Stock" shall have the meaning set forth in Article I,
     Section 1.02(e) of the Plan.

          (e) "Expiration Date" shall mean the date which is four (4) years from and inclusive of the date of this Agreement. (By way of example, if the date of this Agreement were January 1, 1996, the Expiration Date would be December 31, 1999.)

     2.   Option.  The Company hereby grants to Director the option to purchase,
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on the terms hereinafter set forth, 2,500 shares of the Company's Common Stock at a price of $_______ per share during the period beginning on the Commencement Date and ending
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on the Expiration Date. Except as otherwise provided herein, this option shall remain effective during its entire term, regardless of whether the Director continues to serve as a director of the Company. In the event of Director's death on or before the Expiration Date, the executor or administrator of Director's estate or anyone who shall have acquired this option by will or pursuant to the laws of descent and distribution may exercise this option at any time on or before the Expiration Date, to the extent Director was entitled to do so at the time of his death. Notwithstanding anything to the contrary herein, this option shall terminate immediately on the termination of Director's Board membership if he ceases to serve on the Board by reason of his (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate.

          The Stock Option Committee that administers the Plan shall have the authority to make, in its sole discretion, any and all determinations that are required to be made in connection with this Agreement regarding the reasons for or circumstances of Director's ceasing to serve on the Board, including but not limited to the determinations of (1) whether Director ceased to serve on the Board for any of the reasons set forth in clause (a) or clause (b) of the immediately preceding paragraph and (2) what criteria or requirements, if any, should be applied in making the determinations described in clause (1) of this sentence.

     3.   Exercisability.  Subject to the provisions of Section 2 hereof, this
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option may be exercised in whole at any time, or in part from time to time, during the period beginning on the Commencement Date and ending on the Expiration Date. Notwithstanding any contrary indication in this Agreement, no fractional shares of Common Stock may be purchased upon exercise of this option.

     4.   Manner of Exercise.  This option may be exercised by written notice
          ------------------
signed by the person entitled to exercise the same and delivered to the President of the Company or sent by United States registered mail addressed to the Company (for the attention of the President) at its corporate office in Irving, Texas. Such notice shall state the number of shares of Common Stock as to which this option is exercised and shall be accompanied by payment of the full purchase price of such shares, plus the amount of any federal, state or local taxes required by law to be paid or withheld in connection with such exercise.

     5.   Payment.  The purchase price for shares of Common Stock purchased upon
          -------
exercise of this option shall be paid in cash or by check in United States dollars.

     6.   Delivery of Shares.  Delivery of the certificate or certificates
          ------------------
representing the shares of Common Stock purchased upon exercise of this option shall be made promptly after the Company's receipt of notice of exercise and payment. If the Company so elects, its obligation to deliver shares of Common Stock upon the exercise of this option shall be conditioned upon its receipt from the person exercising this option of any additional documents that, in the opinion of the Company and its legal counsel, are required in order to comply with any applicable law.

     7.   Adjustments.  In the event that, before delivery by the Company of all
          -----------
the shares of Common Stock in respect of which this option is granted, the Company shall have

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effected a Common Stock split or a dividend payable in Common Stock, or the outstanding Common Stock of the Company shall have been combined into a smaller number of shares, the shares of Common Stock still subject to this option shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the purchase price per share shall be decreased or increased to make the aggregate purchase price for all the shares then subject to this option the same as immediately prior to such stock split, stock dividend or combination. In the event of a reclassification of the shares of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation or sale of assets) of the Company, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares still subject to this option.

     8.   Transferability.  This option is not transferable otherwise than by
          ---------------
will or the laws of descent and distribution, and during the lifetime of Director this option is exercisable only by Director or, if Director is legally incompetent, by Director's legal representative.

     9.   Board Membership.  Nothing in this Agreement confers upon Director any
          ----------------
right to continue to serve as a director of the Company, nor shall this Agreement interfere in any manner with the right of the Company's shareholders to terminate Director's position as a director of the Company with or without cause at any time.

     10.  Option Subject to Plan.  By execution of this Agreement, Director
          ----------------------
agrees that this option and the shares of Common Stock to be received upon exercise hereof shall be governed by and subject to all applicable provisions of the Plan.

     11.  Construction.  This option shall not be treated as an incentive stock
          ------------
option under Section 422 of the Internal Revenue Code of 1986, as amended. This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas. Words of any gender used in this Agreement shall be construed to include any other gender, unless the context requires otherwise. The headings of the various sections of this Agreement are intended for convenience of reference only and shall not be used in construing the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                    CARRINGTON LABORATORIES, INC.



                                    By:_____________________________________
                                        Carlton E. Turner, Ph.D., President



_______________________________

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Signature of Director

________________________________
[Type or Print Name of Director]

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                               RECORD OF EXERCISE
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DATE             NO. OF SHARES EXERCISED       INITIAL/AGREED
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